Exhibit 10.1
SECOND AMENDMENT TO
THE AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into this 10th day of November, 2023, between CNO Financial Group, Inc., a Delaware corporation (the “Company”), and Gary C. Bhojwani (“Executive”).

Recitals

A. The Company and Executive entered into an Amended and Restated Employment Agreement dated as of August 6, 2019 (the “Agreement”).

B. The Company and Executive entered into an Amendment to the Agreement dated as of November 12, 2020.

C. The Company and Executive desire to further amend the Agreement, as amended, to extend the Term (as defined in the Agreement) and to make the other changes set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged:

1. Section 2 of the Agreement is hereby amended to change the ending date of the Term from December 31, 2023 to April 1, 2028. The third sentence of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date which is ninety (90) days prior to the end of the Term then in effect electing not to further extend the Term, in which case Executive’s employment shall terminate on the final day of the Term then in effect, unless earlier terminated in accordance with Section 10. A notice of non-renewal of the Term by the Company pursuant to this Section 1 shall be deemed to be a termination without Just Cause by the Company for purposes of this Agreement as of the end of the Term.”

All other provisions of Section 2 of the Agreement shall remain unchanged.

2. The first sentence of Section 10(a) is hereby deleted in its entirety and replaced with the following:

“Subject to Section 1, either the Company or Executive may terminate his employment at any time for any reason upon written notice to the other.”

The second sentence in the first paragraph of Section 10(c) is hereby deleted in its entirety and replaced with the following:

“A “Control Termination” shall mean any termination by the Company (or its successor) of Executive’s employment for any reason (other than a termination by the Company (or its successor) for Just Cause), including, but not limited to, due to a notice of non-renewal delivered by the Company to Executive pursuant to Section 1, or by Executive With Reason as so defined, within six months in anticipation of or withing two years following a Change in Control.”

Section 10 is hereby amended to add a new subsection (f) as follows:

“Notwithstanding anything to the contrary in this Agreement or applicable award agreements under the LTIP, the definitions of “Cause”, “Disability” and “Good Reason,” in each case, as used in any agreement between the Company and Executive evidencing an award pursuant to the LTIP, shall, for all purposes pursuant to such agreement and the LTIP, be deemed to have the definitions of “Just Cause”, “Disability” and “With Reason,” respectively, in each case, as defined in this Agreement.”

All other provisions of Section 10 of the Agreement shall remain unchanged.

3. Section 11(a) is hereby amended solely to add the following sentence at the end of such section:

“Without limiting the scope of the immediately preceding sentence, (i) the Company acknowledges that Executive is subject to, and a beneficiary of, the Company’s Policy for Good Leavers and (ii) subject to Executive satisfying the terms and conditions under such policy, the Compensation Committee shall have discretion in its good faith consideration to determine if any outstanding awards held by Executive shall qualify for additional vesting if such resignation does not qualify as a Retirement under the LTIP.”

All other provisions of Section 11(a) of the Agreement shall remain unchanged.

4. The first sentence of Section 11(c) is hereby deleted in its entirety and replaced with the following:

“In the event that Executive is terminated (i) by the Company without Just Cause (and other than a termination due to, death, Disability or a Control Termination), (ii) due to a notice of non-renewal delivered by the Company to Executive pursuant to Section 1 or (iii) by Executive With Reason, then the Company shall pay Executive within 30 days of the Termination Date the Accrued Amounts.”

All other provisions of Section 11(c) of the Agreement shall remain unchanged.

5. The Agreement is amended by adding a new Section 24 as follows:

“Company Clawback Policies. Executive acknowledges and agrees that he is subject to, and the compensation and benefits that are granted, awarded, earned or paid, as applicable, under this Agreement or the LTIP, as applicable, are subject to the Company’s applicable recovery policy required under the applicable New York Stock Exchange Listing Standards pursuant to the terms of such policy.”

6. All provisions of the Agreement not amended hereby shall remain in full force and effect.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Employment Agreement as of the date first above written.

CNO FINANCIAL GROUP, INC.

By:	/s/ Yvonne K. Franzese
Yvonne K. Franzese
Chief Human Resources Officer

/s/ Gary C. Bhojwani
Gary C. Bhojwani